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Verso Corporation Comments on ISS Report

Verso Recommends Stockholders Vote “For” All Five Director Nominees

MIAMISBURG, Ohio, September 12, 2018 – Verso Corporation (NYSE: VRS) today issued the following statement in response to a September 4, 2018, report issued by Institutional Shareholder Services (ISS) relating to the election of directors at Verso’s 2018 Annual Meeting of Stockholders.

We believe that ISS reached the wrong conclusion in failing to recommend that stockholders vote in favor of four of five of Verso’s highly qualified and experienced director nominees. ISS’s recommendation ignores Verso’s transformative success and significant stockholder value creation following emergence from Chapter 11 on July 15, 2016, as well as the roles that each of Messrs. Alan Carr, Eugene Davis, Steven Scheiwe and Jay Shuster have played in those efforts. Rather, ISS’s “withhold” recommendation for these nominees is premised solely on Verso not having removed the supermajority vote requirements contained in our organizational documents and lack of gender diversity on the board.

We note that the supermajority vote provisions contained in Verso’s organizational documents were approved and adopted as a part of Verso’s reorganization only two years ago, and do not believe that such provisions adversely impair stockholder rights. In addition, ISS only recently adopted its policy, effective in 2017, which was after Verso’s supermajority vote provisions were adopted, to treat such supermajority vote provisions as a governance failure resulting in “withhold” recommendations for members of corporate governance and nominating committees. As such, ISS’s recommendation is contrary to the legitimate governance choices of Verso’s stockholders made in 2016 when these provisions were approved for inclusion in Verso’s organizational documents. However, Verso is not averse to the adoption of majority provisions if our stockholders wish such provisions to be included in our organizational documents. Accordingly, after Verso’s 2018 annual meeting of stockholders, the board of directors will consider submitting to our stockholders, at our annual meeting to be held in 2019, a proposal to remove the supermajority vote provisions or impose a sunset requirement on such provisions.

Further, we note that prior to the 2019 annual meeting of stockholders, the Corporate Governance and Nominating Committee of the board of directors expects to seek to identify additional potential director nominees from a candidate pool that includes women and individuals from minority groups.

We believe that all of Verso’s board nominees merit a “For” vote from Verso stockholders.

In addition to the foregoing, Verso notes that ISS maintains in its report that Mr. Davis sits on the boards of the following public companies: Bluestem Group Inc. and Titan Energy LLC. Bluestem Group Inc. is a privately held company that does not have common stock registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Titan Energy LLC filed a form 15 on June 6, 2018 to terminate registration under the Exchange Act.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption “Risk Factors” in Verso’s Form 10-K for the fiscal year ended December 31, 2017 and from time to time in Verso’s other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Investor contact:

investor.relations@versoco.com

937-528-3220

Media contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

937-528-3700

kathi.rowzie@versoco.com